Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

REPORTS FOURTH QUARTER 2007 RESULTS

AND UPDATES 2008 OPERATIONS

February 26, 2008 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced fourth quarter 2007 results of a net loss of $0.25 per share versus net income of $0.32 per share in the fourth quarter of 2006. Consolidated income before discontinued operations was a net loss of $0.60 per share for the fourth quarter of 2007, as compared to income before discontinued operations of $0.32 per share in the fourth quarter of 2006. The fourth quarter of 2007 included a number of unusual items, particularly those associated with the decision to sue our insurance carriers regarding reimbursement of costs incurred or to be incurred by Maritech arising from the hurricanes of 2005. Excluding certain discontinued items, the unusual adjustments aggregated pre-tax $94.1 million in the quarter. The pre-tax gain on the sale of our TETRA Process Services business unit was $40.73 million and it is included in our discontinued operations. Without those unusual items and certain discontinued operations, TETRA had adjusted net income of $0.23 per share in the fourth quarter of 2007.

GAAP net income per share is reconciled to the non-GAAP measure “adjusted net income per share” for the fourth quarter and year 2007 in the accompanying financial table which is included in this press release. All per share amounts reflected in this release are fully diluted.

Consolidated revenues for the quarter ended December 31, 2007 were $245,975,000 versus the $205,646,000 reported in the fourth quarter of 2006. Total gross profit was a negative $37,338,000 in the fourth quarter of 2007 versus a positive $62,851,000 in the fourth quarter of 2006. Income before discontinued operations was a negative $44,338,000 in the fourth quarter of 2007 and a positive $23,797,000 in the comparable period of 2006. Net income was a loss of $18,623,000 in 2007’s fourth quarter versus earnings of $23,706,000 in the fourth quarter of 2006.

Consolidated results per share from continuing operations for the fourth quarter of 2007 were a net loss of $0.60 with 74,084,000 weighted average diluted common shares outstanding versus earnings of $0.32 with 74,950,000 weighted average diluted common shares outstanding in the fourth quarter of 2006.

Divisional pretax earnings (loss) from continuing operations in the fourth quarter of 2007 versus the fourth quarter of 2006 were: Fluids Division – ($7,634,000) in 4Q 2007 and $13,444,000 in 4Q 2006; Well Abandonment & Decommissioning Services (WA&D Services) – $7,037,000 in 4Q 2007 and $13,947,000 in 4Q 2006; Maritech – ($71,172,000) in 4Q 2007 and $13,963,000 in 4Q 2006; and, Production Enhancement Division – $15,130,000 in 4Q 2007 and $9,769,000 in 4Q 2006.

Financial data aggregating full year 2007, comparable data for 2006 and data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “The financial results of the fourth quarter of 2007 were dramatically affected by a number of unusual items. All of the significant items were previously discussed in our January 14, 2008 press release. The largest items affected Maritech and were to a great degree related to damages to offshore properties incurred during the two major hurricanes of 2005. While we believe we will ultimately recover from our insurers the costs associated with the hurricane damage to Maritech properties, we thought it prudent to file a lawsuit against these insurers to stimulate a final resolution of this matter. One result of this action was to require us to write-off insurance receivables and ultimately impair property values due to the necessity of increasing our net Asset Retirement Obligations (AROs) above our property values (from the presumed lack of insurance recoveries, due to the suit). Our January 14, 2008 press release estimated the costs of impairments, ARO increased write-offs, and insurance receivable write-offs were approximately $75 to $80 million. We have now determined the amount of the combined write-offs to be $77.726 million. During the fourth quarter, TETRA also incurred a charge for a contract termination to be paid by our Fluids Division (discussed in the January 14, 2008 press release). This contract termination eliminated the necessity of additional purchases of higher cost bromide products during 2008 and possibly thereafter. As a result of this termination, we will be able to benefit from the previously disclosed supply agreement which we have entered into with Chemtura, as soon as we can sell our existing higher cost inventories. The accrued cost of this termination fee was $9.25 million. Also in the fourth quarter, we sold our TETRA Process Services subsidiary for a pretax profit of $40.73 million. This sale necessitated an adjustment to earnings from continuing operations for both the quarter and year to place the results from the divested operations in discontinued operations. These adjustments reduced our earnings from continuing operations.

“When we consider the unusual items from the fourth quarter, a number of positive factors emerge. Our WA&D Services business showed good operational improvement, with a relatively strong financial result in what has historically been a seasonally weak quarter. Fluids showed a modest improvement over third quarter results. In addition, our Production Enhancement Division reported record earnings in the quarter.

“Looking toward 2008, we are reiterating our previous earnings guidance of $1.30 to $1.55 per diluted share. We also need to reinforce that those earnings are estimated to be distributed thusly: quarter one, 13% of the annual total; quarter two, 26% of the annual total; quarter three, 32% of the annual total; and, quarter four, 29% of the annual total. Two main factors help to determine the distribution of profits throughout the year. The first factor is the strong seasonality experienced in our WA&D Services business, with the second and third quarters delivering much of the annual profits. Secondly, some of our businesses are growth oriented and tend to improve sequentially throughout the year.

“Looking at our preliminary financial results for January, our overall 2008 earnings guidance appears to be on track. Our Fluids and Testing businesses performed above expectations, while our WA&D Services business was below expectations. The WA&D Services shortfall had nothing to do with the operational issues experienced in 2007, but related only to the poor weather conditions in the Gulf which hampered utilization. This work is postponed, not removed from our backlog. We believe we can accomplish all of this work in 2008 when weather permits; therefore, we have not modified our annual earnings expectation for this business unit.

“We continue to believe that Maritech will show significant production growth during the year. In the fourth quarter of 2007, Maritech averaged a little less than 60 MMCFE/D of production (oil converted to gas at a 6 to 1 ratio). With its recent acquisitions and new exploitation opportunities, these volumes are expected to start growing by the end of the second quarter. Due to this expectation, Maritech increased its natural gas hedge for February through December of 2008 by 10,000 MMBTU/D on January 3, 2008 (as reported in our January 14, 2008 press release). Since that release, Maritech has hedged the following additional natural gas volumes: 10,000 MMBTU/D for calendar 2009 on January 31 at $8.42/MMBTU; 5,000 MMBTU/D for March 1, 2008 through December 31, 2008 on February 12 at $8.79/MMBTU; and 5,000 MMBTU/D for calendar 2009 on February 12 at $8.75/MMBTU. The hedges reflect our expectations regarding Maritech’s increasing future production volumes.

“As we entered 2007, we knew that we had an approximate $50 million pretax profit hole versus 2006 results to overcome ($30 million related to Fluids and $20 million from lower prices on hedged natural gas volumes). Because of this, we became overly aggressive in trying to expand our other operations to offset this $50 million. This aggressiveness caused additional problems, as has been well documented and previously disclosed. Entering 2008, we do not face a $50 million headwind. In fact, the same items that caused our ‘hole’ in 2007 will act as a modest tailwind in 2008. This means that we should again begin to reflect growth in many of our businesses in 2008. However, that only tells part of the story, as many of our capital expenditures in 2006 through 2009 will only partially be reflected in 2008 results. Substantial additional earnings should be generated from these expenditures in 2009 and 2010. With this growth, strong markets and dedicated employees, we are confident in the present and optimistic regarding TETRA’s future,” concluded Hertel.

About TETRA Technologies, Inc.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

Non-GAAP Financial Measures

This press release presents financial measures not derived in accordance with generally accepted accounting principles, or “GAAP.” The Company uses non-GAAP measures of financial performance including adjusted net income per share and adjusted income before taxes. In addition, the financial tables also include financial measures for the Company’s segments which are considered non-GAAP financial measures. These non-GAAP financial measures exclude the effects of write-offs of insurance receivables, increases in net Asset Retirement Obligations, contract termination costs and other items identified in the attached reconciliation which TETRA believes to be unusual and not indicative of its operating performance. The method used to produce these non-GAAP financial measures may differ from the methods used by other companies and so may not be comparable to similarly titled measures. Management uses these non-GAAP financial measures internally to understand, manage, and evaluate the Company’s business, to make operating decisions, and for planning and forecasting purposes. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Management believes it is useful for itself and investors to review, as applicable, both GAAP financial measures that include the impact of these items and the non-GAAP financial measures that exclude such items. A reconciliation of these non-GAAP financial measures to the nearest comparable GAAP financial measure is included in the accompanying financial tables.

Forward Looking Statement

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$67,627	$63,434	$282,074	$244,549
WA&D Division
WA&D Services	78,947	96,704	341,082	298,185
Maritech	56,305	49,769	214,154	167,808
Intersegment eliminations	(5,870)	(39,200)	(29,057)	(73,859)
WA&D Division total	129,382	107,273	526,179	392,134
Production Enhancement Division	49,836	35,175	176,684	131,849
Eliminations and other	(870)	(236)	(2,454)	(737)
Total revenues	245,975	205,646	982,483	767,795

Gross profit
Fluids Division	(592)	20,534	38,620	85,712
WA&D Division
WA&D Services	11,148	17,630	49,110	64,088
Maritech	(69,598)	15,002	(45,631)	59,527
Intersegment eliminations	2,248	(3,153)	6,225	(7,865)
WA&D Division total	(56,202)	29,479	9,704	115,750
Production Enhancement Division	20,152	13,178	69,498	52,513
Eliminations and other	(696)	(340)	(1,439)	(1,171)
Total gross profit	(37,338)	62,851	116,383	252,804

General and administrative expense	25,474	23,848	99,871	92,004
Operating income	(62,812)	39,003	16,512	160,800

Interest expense, net	4,640	4,072	17,155	13,289
Other expense (income)	362	(1,038)	(2,805)	(4,858)
**Income before taxes and discontinued operations (A)	(67,814)	35,969	2,162	152,369

Provision for income taxes	(23,476)	12,172	941	52,489
Income before discontinued operations	(44,338)	23,797	1,221	99,880

Discontinued operations:
Income (loss) from discontinued operations, net of taxes (A)	25,715	(91)	27,550	1,998

Net income	$(18,623)	$23,706	$28,771	$101,878

**Income before taxes and discontinued operations
Fluids Division	(7,634)	13,444	10,897	60,939
WA&D Division
WA&D Services	7,037	13,947	33,496	51,007
Maritech	(71,172)	13,963	(49,815)	55,105
Intersegment eliminations	2,248	(3,153)	6,225	(7,865)
WA&D Division total	(61,887)	24,757	(10,094)	98,247
Production Enhancement Division	15,130	9,769	52,302	39,141
Corporate overhead (includes interest)	(13,423)	(12,001)	(50,943)	(45,958)
Total	(67,814)	35,969	2,162	152,369

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$(0.60)	$0.33	$0.02	$1.39
Income (loss) from discontinued operations	0.35	(0.00)	0.37	0.03
Net income	$(0.25)	$0.33	$0.39	$1.42

Weighted average shares outstanding	74,084	71,848	73,573	71,631

Diluted per share information:
Income before discontinued operations	$(0.60)	$0.32	$0.02	$1.33
Income (loss) from discontinued operations	0.35	(0.00)	0.36	0.03
Net income	$(0.25)	$0.32	$0.38	$1.36

Weighted average shares outstanding	74,084	74,950	75,921	74,824

Depreciation, depletion and amortization (B)	$102,903	$25,206	$201,624	$84,336

(A) Information presented for each period reflects TETRA’s Process Services, Venezuelan fluids and testing operations as discontinued operations.

(B) DD&A information for 2007 includes oil and gas dry hole costs and property impairments under successful efforts accounting.

Balance Sheet	December 31, 2007	December 31, 2006
	(In Thousands)
Cash	$26,051	$6,117
Accounts receivable, net	215,284	240,904
Inventories	118,502	117,986
Other current assets	63,654	59,323
PP&E, net	696,391	494,599
Other assets	175,654	167,261
Total assets	$1,295,536	$1,086,190

Current liabilities	$242,050	$161,758
Long-term debt	358,024	336,381
Other long-term liabilities	247,543	167,671
Equity	447,919	420,380
Total liabilities and equity	$1,295,536	$1,086,190

Reconciliation of GAAP Net Income per Diluted Share to Non-GAAP Adjusted Net Income per Diluted Share

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In Thousands, Except Per Share Amounts)
GAAP net income (loss)	$(18,623)	$23,706	$28,771	$101,878
Non-GAAP adjustments:
Gain on disposal of discontinued operations, pre-tax	(40,732)	–	(40,732)	–
Loss from prior year discontinued operations	470	1,004	169	988
Maritech impairments (C)	77,726	3,755	97,731	7,160
Seismic costs	1,132	–	1,174	–
Other insurance receivable write-off	2,800	–	3,570	–
Vessel costs and other	1,814	–	13,597	–
Fluids contract termination	9,250	–	9,250	–
Mid-continent weather event	950	–	950	–
Income tax effect of non-GAAP adjustments	(17,611)	(1,548)	(29,243)	(2,646)
Non-GAAP adjusted net income	$17,176	$26,917	$85,237	$107,380

GAAP net income (loss) per diluted share	$(0.25)	$0.32	$0.38	$1.36
Non-GAAP adjustments:
Gain on disposal of discontinued operations, pre-tax	(0.54)	–	(0.54)	–
Loss from prior year discontinued operations	0.01	0.01	0.00	0.01
Maritech impairments (C)	1.03	0.05	1.29	0.10
Seismic costs	0.02	–	0.02	–
Other insurance receivable write-off	0.04	–	0.05	–
Vessel costs and other	0.02	–	0.18	–
Fluids contract termination	0.12	–	0.12	–
Mid-continent weather event	0.01	–	0.01	–
Income tax effect of non-GAAP adjustments	(0.23)	(0.02)	(0.39)	(0.03)
Non-GAAP adjusted net income per diluted share	$0.23	$0.36	$1.12	$1.44

Shares used in calculating non-GAAP diluted earnings per share (D)	75,812	74,950	75,921	74,824

(C) Primarily includes write-off of storm repair receivables, ARO adjustments and oil and gas property impairments.

(D) Fully diluted shares for the three month period ending 12/31/2007 includes 1,728 of anti-dilutive common stock equivalents that were excluded from the reported GAAP net loss per share.

Reconciliation of GAAP Income Before Taxes to Non-GAAP Adjusted Income Before Taxes for Certain Segments

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In Thousands)
Maritech:
GAAP income before taxes	$(71,172)	$13,963	$(49,815)	$55,105
Impairments (C)	77,726	3,755	97,731	7,160
Seismic costs	1,132	–	1,174	–
Non-GAAP adjusted income before taxes	7,686	17,718	49,090	62,265

WA&D Services:
GAAP income before taxes	7,037	13,947	33,496	51,007
Insurance receivable write-off	1,200	–	1,970	–
Vessel costs and other	1,814	–	13,597	–
Non-GAAP adjusted income before taxes	10,051	13,947	49,063	51,007

Fluids Division:
GAAP income before taxes	(7,634)	13,444	10,897	60,939
Contract termination	9,250	–	9,250	–
Insurance receivable write-off	1,600	–	1,600	–
Mid-continent weather event	950	–	950	–
Non-GAAP adjusted income before taxes	4,166	13,444	22,697	60,939

Loss before taxes from prior year discontinued operations	470	1,004	169	988

Total pre-tax non-GAAP adjustments, excluding gain on sale of discontinued operations	$94,142	$4,759	$126,441	$8,148

(C) Primarily includes write-off of storm repair receivables, ARO adjustments and oil and gas property impairments.

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